Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated April 13, 2017, with respect to the combined financial statements of the Stahl Group, in the Registration Statement on Form S-3 and related Prospectus of Columbus McKinnon Corporation for the registration of 2,273,000 shares of its common stock.

/s/ Ernst & Young Oy

Helsinki, Finland
13 April 2017